Exhibit 99.2

Ventas, Inc. 10350 Ormsby Park Place, Ste 300 Louisville, Kentucky 40223 (502) 357•9000 (502) 357•9001 Fax

Contacts: Debra A. Cafaro Chairman, President and CEO or Richard A. Schweinhart Senior Vice President and CFO (502) 357-9000

VENTAS CLOSES NEW $300 MILLION CREDIT FACILITY

Company Declares Regular Quarterly Dividend of $0.325 Per Share

LOUISVILLE, KY (September 9, 2004) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that its subsidiary, Ventas Realty, Limited Partnership, closed its new $300 million secured revolving credit facility initially priced at 125 basis points over LIBOR. The new credit facility replaces the Company’s previous revolving credit facility and term loan that were priced at 250 basis points over LIBOR.

“The significant improvement in the pricing of our credit facility reflects upgrades in our credit ratings and the success of our diversification program, increased cash flows and profits, and lower leverage. We are delighted that these accomplishments are being recognized through this extremely attractive credit facility,” Ventas Chairman, President and CEO Debra A. Cafaro said. “With a lower cost of capital, we can continue to execute our business strategy of diversifying our asset base and revenue sources within the healthcare and senior housing sector.”

The Company’s new credit facility matures in three years and gives the Company a one-year extension option to September 2008. It includes a $150 million “accordion feature” that permits the Company to expand its borrowing capacity to a total of $450 million. The Company’s LIBOR margin under the credit agreement will adjust as the Company’s leverage changes. Finally, the Company reduced the number of properties pledged as collateral under its new credit facility.

Ventas said the initial amount drawn under the new credit facility was $149 million and the proceeds were used to repay all outstanding indebtedness under the Company’s existing credit agreement. It expects to record an expense of $1.4 million in the third quarter representing the write-off of unamortized deferred financing fees related to its prior credit facility, which expense is excluded from the Company’s previously announced 2004 normalized FFO guidance.

Banc of America Securities, LLC was the sole lead arranger for the credit facility. Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch Pierce Fenner & Smith Incorporated, UBS Securities LLC, Calyon New York Branch, JPMorgan Chase Bank and Citicorp North America, Inc. participated in the facility in various agent capacities.

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Ventas Closes New Credit Facility

September 9, 2004

VENTAS DECLARES REGULAR QUARTERLY DIVIDEND

Ventas also said that its Board of Directors declared a regular quarterly dividend of $0.325 per share, payable in cash on September 30, 2004, to stockholders of record on September 20, 2004. The dividend is the third quarterly installment of the Company’s 2004 annual dividend. The Company has approximately 84.2 million shares of common stock outstanding.

Ventas, Inc. is a leading healthcare real estate investment trust that owns healthcare and senior housing assets in 39 states. Its properties include hospitals, nursing facilities and assisted and independent living facilities. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ending December 31, 2004, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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